                                                                    EXHIBIT 99.2

                                                                         ANNEX A

                Excerpt from Seer's Annual Report on Form 10K/A
                             Filed January 28, 1999

                            EXECUTIVE COMPENSATION

     The following summary compensation table sets forth the compensation earned by the Company's former chief executive officer until his resignation on April 30, 1998, the two individuals who jointly fulfilled the duties of the Company's chief executive officer during the remainder of fiscal 1998 and the one other executive officer serving at the end of fiscal 1998 whose salary and bonus exceeded $100,000 for services rendered to the Company during fiscal 1998. The table reflects compensation earned for each of the last three years or for such shorter period of service as an executive officer as is reflected below. For the principal terms of the options granted during fiscal 1998, see "-Option Grants in Fiscal 1998."


Summary Compensation Table

------------------------------------------------------------------------------------------------------------------------------------

                                                                                       Long-Term Compensation
                                                                               -------------------------------------
                                      Annual Compensation                                Awards              Payouts
                           -----------------------------------------------------------------------------------------
    Name and                                                Other Annual       Restricted       Securities
    Principal      Fiscal                                     Compen-            Stock          Underlying    LTIP       All Other
    Position        Year      Salary         Bonus          sation /(1)/        Award(s)         Options     Payouts   Compensation
    --------        ----      ------         -----          -------------       --------         -------     -------   ------------
Steven               1998   $170,000     $   0              $   0              $  0             350,000 /(3)/ $       $   0
Dmiszewicki
Co-President         1997   $154,000     $172,000 /(4)/     $   0              $  0             100,000       $  0    $   0
and Chief
Financial            1996   $104,583     $   0              $   0              $  0               2,500 /(5)/ $  0    $   0
Officer /(2)/


Thomas A. Wilson     1998   $177,917     $   0              $   0              $  0             150,000 /(7)/  $  0   $162,274 /(8)/
Former President
and Chief            1997   $280,000     $252,000 /(9)/     $ 69,215 /(10)/    $  0                0           $  0   $   0
Executive
Officer/(6)/         1996   $ 23,341     $   0              $125,000 /(10)/    $  0             400,000        $  0   $   0


Dennis McKinnie      1998   $150,000     $   0              $   0              $  0              29,500 /(11)/ $  0   $   0
Vice President:
Chief Legal and      1997   $145,000     $ 45,000           $   0              $16,850 /(12)/    40,500        $  0   $   0
Administrative
Officer              1996   $127,500     $   0              $   0              $  0               2,000        $  0   $   0


Ted Venema           1998   $160,000     $   0              $ 36,224 /(10)/    $  0             250,000 /(13)/ $  0   $   0
Co-President
and Chief            1997   $ 58,750     $ 18,750           $ 59,072 /(10)/    $  0             100,000        $  0   $   0
Technical
Officer

====================================================================================================================================

(1) Except as noted in Note (9) below, the indicated amounts do not reflect non-cash compensation in the form of personal benefits provided by the Company that may have value to the recipient. Although such compensation cannot be determined precisely, the Company has concluded that except as noted in Note
    (9) below, the aggregate value of such benefits awarded to any named executive officer did not exceed the lesser of $50,000 or 10% of his salary and bonus for any fiscal year to which such benefits pertain.

(2) Mr. Dmiszewicki has served as Co-President and Chief Financial Officer of the Company since May 1, 1998 and, with Mr. Venema, fulfilled the duties of the Company's chief executive officer throughout the remainder of fiscal 1998. He served as Vice President-Finance of the Company from 1993 to February 1996 and as Vice President and Chief Financial Officer of the Company from February 1996 to June 1996, at which time he left the Company. He returned to the Company in October 1996 and served as its Senior Vice President and Chief Financial Officer until May 1, 1998.

(3) Includes options to purchase 150,000 shares of Common Stock granted solely to replace options that were cancelled and repriced on May 8, 1998. See "Historical Information Regarding Repricing, Replacement or Cancellation and Regrant of Options."

(4) Includes a $100,000 bonus granted pursuant to the terms of his employment agreement. See "Employment Agreements."

(5)  The unvested portions of the indicated options were cancelled in July 1996.

(6) Mr. Wilson served as President and Chief Executive Officer of the Company through April 30, 1998. He continues to serve as a director of the Company.

(7) Includes options to purchase 100,000 shares of Common Stock granted solely to replace options that were cancelled and repriced on October 17, 1997 and options to purchase 50,000 shares of Common Stock granted in connection with Mr. Wilson's severance agreement. See "Historical Information Regarding Repricing, Replacement or Cancellation and Regrant of Options" and " -Employment and Severance Agreements" below.

(8) Includes severance payments of $127,083 and payments for unused vacation time of $35,191.

(9) Includes $109,000 that was advanced to Mr. Wilson for the purchase of his home during fiscal 1997 and credited against his fiscal 1997 bonus.

(10) Reflects amounts paid to reimburse the named executive for expenses incurred in connection with his relocation to the Cary, North Carolina area.

(11) Includes options to purchase 4,500 shares of Common Stock granted solely to replace options that were cancelled and repriced on May 8, 1998. See "Historical Information Regarding Repricing, Replacement or Cancellation and Regrant of Options."

(12) Reflects the value of 2,500 shares of restricted stock granted on December 12, 1996 at a purchase price of $.01 per share. The value is calculated based on the fair market value of the Common Stock on December 12, 1996, which was $6.75 per share. As of September 30, 1998, Mr. McKinnie held 2,500 shares of restricted stock valued at $1,875, based on the fair market value of the Common Stock on that date, which was $0.75 per share. All of Mr. McKinnie's restricted shares vested on December 31, 1997.

(13) Includes options to purchase 100,000 shares of Common Stock granted solely to replace options that were cancelled and repriced on May 8, 1998. See "Historical Information Regarding Repricing, Replacement or Cancellation and Regrant of Options."

     The following table sets forth information regarding each grant of stock options to each of the named executives during fiscal 1998. The Company is required to withhold from the shares issued upon exercise a number of shares sufficient to satisfy applicable withholding tax obligations. The Company did not award any stock appreciation rights ("SARs") during fiscal 1998. See "Historical Information Regarding repricing, Replacement or Cancellation and Regrant of Options" for information relating to options listed below that were granted to replace options that were cancelled and repriced during fiscal 1998.


A. Option Grants in Fiscal 1998



                                                                                               Individual Grants
                                                                                          ---------------------------

                                                                                           Potential Realizable Value
                      Number of         Percent of                                          at Assumed  Annual Rates
                     Securities        Total Options                                           of Appreciation for
                     Underlying         Granted to         Exercise                                Option Term
                       Options         Employees in         Price       Expiration                 -----------
      Name             Granted        Fiscal Year /(1)/   ($/share)        Date             5% ($)           10% ($)
      ----             -------        -----------         ---------        ----             ------          --------
Mr. Dmiszewicki      150,000  /(2)/        5.3             $2.84         07/20/08          $ 268,380        $ 677,340
                      50,000  /(3)/        1.8             $7.00         10/01/07          $ 220,500        $ 556,500
                      50,000  /(4)/        1.8             $4.59         10/01/07          $ 133,650        $ 333,295
                     100,000  /(5)/        3.6             $4.59         10/21/06          $ 236,106        $ 574,103
Mr. Wilson            50,000  /(6)/        1.8             $2.50         04/30/99          $   6,250        $  12,500
                     100,000  /(7)/        3.6             $6.06         08/21/06          $ 316,198        $ 770,956
Mr. McKinnie          25,000  /(2)/         *              $2.84         07/20/08          $  44,730        $ 112,890
                       2,000  /(8)/         *              $4.59         05/21/06          $   4,383        $  10,498
                       2,500  /(9)/         *              $4.59         12/12/06          $   5,987        $  14,599
Mr. Venema           150,000  /(2)/        5.3             $2.84         07/20/08          $ 268,380        $ 677,340
                     100,000  /(10)/       3.6             $4.59         05/12/07          $ 253,060        $ 623,298

____________________

*    Represents less than one percent of the options granted during fiscal 1998.


(1) Calculated using a denominator of 2,809,500 options, 532,400 of which were granted to replace options cancelled in connection with the October 17, 1997 and May 8, 1998 repricings of certain of the Company's outstanding options. The Company granted 2,277,100 options in fiscal 1998 that were not connected with the repricing.

(2) The indicated options vest in three equal increments beginning on April 1, 1999.

(3) The indicated options were cancelled in connection with the repricing of certain of the Company's outstanding options on May 8, 1998. See Note (4).

(4) The indicated options vest in four equal annual increments beginning on October 1, 1998 and were granted to replace 50,000 options that were granted on October 1, 1997 and cancelled in connection with the repricing of certain of the Company's outstanding options on May 8, 1998.

(5) The indicated options were granted to replace options cancelled in connection with the repricing of certain of the Company's outstanding options on May 8, 1998. Consequently, they were 25% vested on the date of grant and were to vest in three equal remaining annual increments beginning on October 1, 1998.

(6) The indicated options were granted in connection with Mr. Wilson's severance agreement and vested immediately upon grant. See "-Employment and Severance Agreements."

(7) Granted on October 17, 1997 to replace options to purchase the same number of shares that were cancelled in connection with the option repricing on that date. The options were to vest in four equal annual increments beginning on September 30, 1997. These options were cancelled in June 1998 in connection with the terms of Mr. Wilson's severance agreement with the Company. See "-Employment and Severance Agreements."

(8) The indicated options were granted to replace options cancelled in connection with the repricing of certain of the Company's outstanding options on May 8, 1998. Consequently, the options were 20% vested on the date of grant and were to vest in four equal remaining annual increments beginning on October 1, 1998.

(9) The indicated options are fully vested and were granted to replace options cancelled in connection with the repricing of certain of the Company's outstanding options on May 8, 1998.

(10) The indicated options were granted in connection with the repricing of certain of the Company's outstanding options on May 8, 1998 and vest in four equal annual increments beginning on May 12, 1998.

   The following table sets forth information concerning the options exercised during fiscal 1998 and held at September 30, 1998 by the named executives.


Fiscal 1998 Year-End Option Holdings and Values

                                                             Number of Securities             Value of Unexercised
                                                            Underlying Unexercised                In-the-Money
                                                        Options at September 30, 1998    Options at September 30, 1998 /(1)/
                                                        -----------------------------    -----------------------------
                      Shares Acquired        Value
Name                    on Exercise         Realized    Exercisable     Unexercisable    Exercisable      Unexercisable
-------------------     -----------         --------    -----------     -------------    -----------      -------------
Mr. Dmiszewicki             0                $    0         25,000         275,000             $  0           $  0

Mr. Wilson                  0                $    0         50,000           - 0 -             $  0           $  0

Mr. McKinnie                0                $    0         18,891          58,609             $  0           $  0

Mr. Venema                  0                $    0         25,000         225,000             $  0           $  0

-------------------

(1) The exercise price of all of the options held by the named executives at September 30, 1998 exceeded the fair market value of the Common Stock as of that date.


Employment and Severance Agreements

     Pursuant to a letter agreement dated September 23, 1996, Mr. Dmiszewicki is entitled to receive an annual salary of $160,000, subject to annual adjustment by the Compensation Committee. Mr. Dmiszewicki's salary and bonus for fiscal 1998 are listed above in the Summary Compensation Table. In addition, at the end of each fiscal year, he is entitled to incentive compensation equal to 25% to 50% of his annual salary. Mr. Dmiszewicki also received: (i) options to purchase 100,000 shares of Common Stock at an exercise price of $5.00 per share, vesting in four annual increments of 25% commencing on September 30, 1997; and
(ii) options to purchase 50,000 shares of Common Stock at an exercise price of $7.00 per share, vesting in four annual increments of 25% commencing on October 1, 1998. Mr. Dmiszewicki also received a one-time bonus of $100,000. In the event of termination of his employment other than for cause during his first 24 months of employment, his base salary would be continued until the earlier of:
(i) 12 months after the date of his termination or (ii) his full time employment in another position.

     Pursuant to a letter agreement dated August 8, 1996, Mr. Wilson was entitled to receive an annual salary of $280,000, subject to review annually by the Compensation Committee. In addition, at the end of each fiscal year, he was to receive incentive compensation equal to 50% to 100% of his annual salary, with a minimum bonus of $140,000 for fiscal 1997 and payment thereafter to be determined by the Compensation Committee based on the Company's achievement of its annual operating plan. Mr. Wilson also received options with the terms described in the Summary Compensation Table for fiscal 1996 and $125,000 in reimbursement for moving expenses.

Mr. Wilson's employment agreement was terminated in connection with his resignation as the Company's President and Chief Executive Officer on April 30, 1998. In June 1998, Mr. Wilson entered into a severance agreement with the Company providing for the continued payment of his regular salary of $25,417 per month (less deductions) for a period of twelve months beginning on May 1, 1998 and continuation of his benefits until the earlier of his re-employment or May 1, 1999. All of Mr. Wilson's outstanding options (100,000 of which were vested and 300,000 of which were unvested) were cancelled in exchange for options to purchase 50,000 shares of Common Stock at an exercise price of $2.50 per share, representing the fair market value of the Common Stock on the date of grant.
The agreement also contains a general release, non-disclosure provisions, a 12-month non-solicitation provision and a non-competition agreement that prohibits Mr. Wilson from engaging in substantially the same business as that of the Company for a period of 12 months from the date of the agreement.

     Mr. Venema did not have an employment agreement, but is a party to a letter agreement with the Company dated December 7, 1998. The agreement states that as of January 1, 1999, Mr. Venema would no longer serve as Co-President and Chief Technology Officer of the Company, but would instead serve as a consultant to the Company for a period of six months from the date of the agreement. Mr. Venema will continue to receive his salary of $13,750 per month for one year from the date of the agreement and will be paid $12,000 per month for his consulting services. Mr. Venema's service as a consultant may be terminated by the Company or by Mr. Venema upon one month's prior notice.

Non-Competition Agreements

     All executive officers and substantially all of the Company's employee-stockholders (each, an "Employee-Stockholder") have executed a Non-Competition, Confidentiality and Invention Assignment Agreement (the "Non-Competition Agreement").

     Each Employee-Stockholder who executed the Non-Competition Agreement agreed, for the term of employment and for a period of 12 months after the voluntary termination of employment, not to engage in any business activity that competes with the Company's financial services applications software or certain related consulting or training services. An Employee-Stockholder is prohibited from using or disclosing any confidential information without the prior consent of the Company. All developments, works of authorship and other inventions relating to the Company's services and products which an Employee-Stockholder makes or conceives during his or her employment with the Company will be the property of the Company.

            HISTORICAL INFORMATION REGARDING REPRICING, REPLACEMENT
                    OR CANCELLATION AND REGRANT OF OPTIONS

   THE FOLLOWING TABLE SETS FORTH CERTAIN INFORMATION CONCERNING THE REPRICING, REPLACEMENT OR CANCELLATION AND REGRANT OF OPTIONS HELD BY PERSONS WHO WERE EXECUTIVE OFFICERS OF THE COMPANY AT THE TIME SUCH ACTION WAS TAKEN. THE TABLE REFLECTS ALL SUCH REPRICINGS, REPLACEMENTS AND CANCELLATIONS AND REGRANTS OF OPTIONS THAT HAVE OCCURRED SINCE THE COMPANY BECAME A REPORTING COMPANY UNDER
SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934 IN 1995.


10-YEAR OPTION/SAR REPRICINGS


                                                                                                             Length of
                                                                                                          Original Option
                                                                                                          Term  Remaining
                                         Number of       Market Price of   Exercise Price                   at Date of
                                          Options        Stock at Time of    at Time of        New         Repricing or
                                        Repriced or        Repricing or     Repricing or     Exercise        Amendment
Name                           Date       Amended           Amendment        Amendment        Price         (in years)
----------------------      ----------    -------          ----------        ---------        -----         ----------
Thomas A. Wilson              10/17/97    100,000             $6.06            $18.00         $6.06            8.6
 President and Chief
 Executive Officer

Steven Dmiszewicki            05/08/98    100,000             $4.59            $ 5.00         $4.59            8.5
 Senior Vice President        05/08/98     50,000             $4.59            $ 7.00         $4.59            9.4
 and Chief Financial          05/02/96      2,500 (1)         $6.38            $14.50         $6.38            8.5
 Officer


John F. Ryan                  05/02/96     20,000 (2)         $6.38            $14.50         $6.38            8.5
 Former Executive Vice
 President, Sales and
 Services -- Americas
 and EMEA

Dennis McKinnie               05/08/98      2,000             $4.59            $ 6.38         $4.59            8.0
 Vice President: Chief        05/08/98      2,500             $4.59            $ 4.75         $4.59            8.6
 Legal and
 Administrative Officer

Ted Venema                    05/08/98    100,000             $4.59            $ 5.00         $4.59            9.0
 Co-President and Chief
 Technical Officer
----------------------


(1)  The indicated options expired in July 1996.
(2)  The indicated options expired in September 1996.

Report on Fiscal 1998 Option Repricings

     On October 17, 1997, the Compensation Committee of the Board of Directors (the "Committee") approved a reduction of the exercise price of 100,000 options held by Thomas A. Wilson. The exercise price of such options was reduced from $18.00 to $6.06 per share, which was the fair market value of a share of Common Stock on that date. All other terms of the options remained as they were prior to the repricing.

     The Compensation Committee approved the repricing because its members believe that equity interests are a significant factor in the Company's ability to retain key employees that are critical to the Company's long-range success. The options that were repriced had an initial exercise price of $18.00 per share, which represented the price at which the Company sold its Common Stock in its initial public offering in June 1995. After the offering, the market value of the Common Stock declined, reaching a market price of $6.06 per share by October 17, 1997. In view of the number of underwater options held by Mr. Wilson at that time, the significant decrease in the market price of the Common Stock and the unlikelihood of an increase in such market price to match the initial public offering price in the near future, the Compensation Committee approved a reduction in the exercise price of 100,000 options held by Mr. Wilson from $18.00 per share to $6.06 per share, the fair market value of the Company's common stock on that date.

     In addition to the repricing described above, on May 8, 1998, the Committee also repriced a total of 432,400 options including 150,000 options held by Mr. Dmiszewicki, 4,500 options held by Mr. McKinnie and 100,000 options held by Mr. Venema, with an exercise price equal to or greater than $4.60 per share to $4.59 per share, which represented the fair market value of the Common Stock on that date. The Committee took this action in order to retain key employees in view of the decrease in the market price of the Common Stock and intense competition in the Company's industry for employees with the skills and experience possessed by the optionees.


     Submitted by:  THE COMPENSATION COMMITTEE

                         Bruce K. Anderson
                         George L. McTavish
                         Robert A. Minicucci


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     This report by the Compensation Committee of the Board of Directors discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Committee's policy generally with respect to the compensation of all executive officers as a group for fiscal 1998 and specifically reviews the compensation established for the Company's Chief Executive Officer as reported in the Summary Compensation Table. The Committee is composed entirely of non-employee directors of the Company.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

         The Compensation Committee of the Board of Directors, consisting entirely of non-employee directors, approves all policies under which compensation is paid or awarded to the Company's executive officers. The Committee is composed of Messrs. Anderson, McTavish and Minicucci.


Compensation Philosophy

     The Company's executive compensation program has three objectives: (1) to align the interests of the executive officers with the interests of the Company's stockholders by basing a significant portion of an executive's compensation on the Company's performance, (2) to attract and retain highly talented and productive executives, and (3) to provide incentives for superior performance by the Company's executives. To achieve these objectives, the Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of a bonus, and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of the Company's employees.

     Each year, the Committee reviews the Company's executive compensation program. In its review, the Committee studies the compensation packages for executives of a peer group of the Company's most direct publicly held competitors for executive talent, assesses the competitiveness of the Company's executive compensation program and reviews the Company's financial performance for the previous fiscal year. The Committee also gauges the success of the compensation program in achieving its objectives in the previous year and considers the Company's overall performance objectives.

     Each element of the Company's executive compensation program is discussed below.


Base Salaries

     The Committee annually reviews the base salaries of the Company's executive officers. The base salaries for the Company's executive officers for fiscal 1998 are reflected in the Summary Compensation Table and were established by the Committee at the beginning of that fiscal year. In addition to considering the factors listed in the foregoing section that support the Company's executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Committee also measures individual performance based upon a number of factors, including a measurement of the Company's historic and recent financial performance and the individual's contribution to that performance, the individual's performance on non-financial goals and other contributions of the individual to the Company's success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance targets.

Incentive Compensation

     Bonuses established for executive officers are intended to motivate the individual to work hard to achieve the Company's financial and operational performance goals or to otherwise motivate the individual to aim for a high level of achievement on behalf of the Company in the coming year. The Committee does not have a formula for determining bonus payments, but establishes general target bonus levels for executive officers at the beginning of the fiscal year based in relatively equal measures upon the Committee's subjective assessment of the Company's projected revenues and other operational and individual performance factors and may adjust these targets during the year. None of the Company's executive officers received bonuses for fiscal 1998.


Long-Term Incentive Compensation

     The Company's long-term incentive compensation plan for its executive officers is based upon the Company's Stock Option and Restricted Stock Purchase Plan. The Committee believes that placing a portion of executives' total compensation in the form of stock options achieves three objectives. It aligns the interest of the Company's executives directly with those of the Company's stockholders, gives executives a significant long-term interest in the Company's success and helps the Company retain key executives. In determining the number and terms of options to grant an executive, the Committee primarily considers subjectively the executive's past performance and the degree to which an incentive for long-term performance would benefit the Company. Based on these factors, and particularly in order to retain the Company's key executive officers during a period of transition for the Company, the Committee awarded the options shown in the Summary Compensation Table to the officers named therein.


Benefits

     The Committee believes the Company must offer a competitive benefits program to attract and retain key executives. The Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.


Compensation of the Chief Executive Officer

     Mr. Wilson served as the Company's chief executive officer through April 30, 1998. On May 1, 1998, Messrs. Dmiszewicki and Venema were each named Co-President of the Company and consequently shared the duties of its chief executive officer. Accordingly, this section discusses the compensation paid to each of Messrs. Wilson, Dmiszewicki and Venema for fiscal 1998.

     The Committee determined the salaries, bonuses and stock options awarded to Messrs. Wilson, Dmiszewicki and Venema based on its review of the compensation packages for chief executive officers of the Company's most direct publicly held competitors for such officers and its subjective assessment of their respective experience, knowledge and abilities. The Committee also considered the type of compensation (i.e., cash or stock-based compensation) to be awarded when it determined each individual's compensation. For example, the Committee awarded a significant portion of each chief executive officer's compensation in the form of stock options as opposed to a cash bonus in order to further invest each such officer in the Company's success and to maximize the cash available for the Company's operations.

     Mr. Dmiszewicki's compensation was determined in accordance with the terms of his employment agreement with the Company dated September 23, 1996, which is described in " - Employment and Severance Agreements" above. Based on the factors described above, and in view of his increasing responsibilities with the Company, the Committee set Mr. Dmiszewicki's base salary at $170,000 for fiscal 1998 and awarded him the options listed in " -Option Grants in Fiscal 1998" above.

     Mr. Wilson's compensation was determined in accordance with the terms of his employment agreement with the Company dated August 21, 1996, which is described in "Employment and Severance Agreements" above. Based on the factors described above, the Committee set Mr. Wilson's base salary at $305,000 for fiscal 1998. Upon his commencement of employment with the Company in fiscal 1996, Mr. Wilson received stock options with the terms described in the Summary Compensation Table. Mr. Wilson resigned as President and Chief Executive Officer of the Company on April 30, 1998. See "Employment and Severance Agreements" for the terms of his severance agreement.

     Mr. Venema did not have an employment agreement, but was compensated based on the factors described above and on his increasing responsibilities with the Company. Mr. Venema resigned as Co-President and Chief Technical Officer of the Company effective January 1, 1999. See "Employment and Severance Agreements" for the terms of his severance agreement.


Section 162(m) of the Internal Revenue Code

     It is the responsibility of the Committee to address the issues raised by
Section 162(m) of the Internal Revenue Code, as amended (the "Code"). The revisions to this Code section made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to the companies beginning in 1994. The Committee has reviewed these issues and has determined that no portion of compensation payable to any executive officer for fiscal 1998 is non-deductible. The Company's Stock Option and Restricted Stock Plan limits to 500,000 the number of options or shares that may be awarded to any individual in a single year under that plan.

     Submitted by:      THE COMPENSATION COMMITTEE

                             Bruce K. Anderson
                             George L. McTavish
                             Robert A. Minicucci

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